EXHIBIT 10.2

AMENDMENT NO. 1
TO
THE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) is entered into effective as of April 19, 2006, to amend that certain Employment Agreement by and between Michael Miller (hereinafter “Executive”) and ZOMAX INCORPORATED, a Minnesota corporation (“Zomax”) dated April 14, 2005 (the “Agreement”).

1.             The definition of “Good Reason” as stated in Section 1 of the Agreement is modified to read as follows:

Good Reason shall mean (1) a substantial reduction in the nature or status of Executive’s responsibilities hereunder, including if Executive should no longer serve as Executive Vice President, or report to the Chief Executive Officer of Zomax or an ultimate parent entity; (2) a reduction by the Company in the Executive’s Base Salary or target bonus opportunity except a reduction may be permitted if the Company reduces the base salaries or target bonus opportunities of its senior executives; (3) the failure to comply with the Section 3.3 of this Agreement; (4) a requirement to relocate outside of Minnesota or California wherever he then currently resides; (5) failure by Zomax to allow Executive to participate to the full extent in all plans, programs or benefits in accordance with this Agreement; and (6) failure by a successor to assume all of the terms and conditions of this Agreement.  Notwithstanding the foregoing, “Good Reason” shall be deemed to occur only if such event enumerated in (1), (2), (3), (4) or (5) above has not been corrected by Zomax within two weeks of receipt of notice from Executive of the occurrence of such event, which notice shall specifically describe such event.

2.             Sections 4.3 and 4.4 of the Agreement are modified to read as follows:

4.3                               Payment Upon Termination of Employment Without Cause, Termination or  Resignation for Good Reason, Termination or Resignation Following Change of Control, and Failure to Extend Employment Agreement.

a.                                       If Executive’s employment is terminated Without Cause, Executive resigns from his employment hereunder for Good Reason, or Company fails to extend this Agreement at the end of the Initial Term or an Extension Year, Executive shall be entitled to the Accrued Benefits and to receive the following:

(i)            Executive shall receive, within thirty (30) days after such termination, resignation, or end of the Initial Term or an Extension Year without an extension, a lump sum payment in an amount equal to 1.5 times his Base Salary in effect on the effective date of such termination or resignation or as of the end of the Initial Term or Extension Year.  Zomax shall be entitled to deduct or withhold all taxes and charges which Zomax may be required to deduct or withhold therefrom.

(ii)           With respect to any outstanding stock options, SARs, restricted stock awards, performance share awards or other equity-based awards granted to Executive, all restrictions shall lapse immediately and such awards shall fully vest, all outstanding options and SARs will become exercisable immediately, and all performance share objectives shall be deemed to have been met.

(iii)          Executive and his family shall be entitled to continued participation in hospital and medical plans and programs of Zomax at Zomax’s expense for a twelve (12) month period following such termination, resignation or end of Term subject to early termination of participation upon Executive becoming entitled to comparable benefits on subsequent employment.

(iv)          Executive shall be entitled to payment in full, upon the effective date of termination, of all unpaid vacation allowances.

b.                                      If Executive is terminated or resigns from his employment hereunder for any reason within one (1) year after a Change of Control, Executive shall be entitled to the Accrued Benefits and the following:

(i)            Executive shall receive within thirty (30) days after such termination or resignation, a lump sum payment in an amount equal to 1.5 times his Base Salary in effect on the effective date of such termination or resignation.  Zomax or its successor shall be entitled to deduct or withhold all taxes and charges which may be required to be deducted or withheld therefrom.

(ii)           With respect to any outstanding stock options, SARs, restricted stock awards, performance share awards or other equity-based awards granted to Executive, all restrictions shall lapse immediately and such awards shall fully vest, all outstanding options and SARs will become exercisable immediately, and all performance share objectives shall be deemed to have been met.

(iii)          Executive and his family shall be entitled to continued participation in hospital and medical plans and programs of Zomax at Zomax’s expense for a twelve (12) month period following such termination, resignation or end of Term subject to early termination of participation upon Executive becoming entitled to comparable benefits on subsequent employment.

(iv)          Executive shall be entitled to payment in full, upon the effective date of termination, of all unpaid vacation allowances.

c.                                       The date of termination of Executive’s employment Without Cause shall be ninety (90) days after receipt by Executive of written notice of termination.  The date of termination or resignation by Executive for any reason within one (1) year after a Change of Control or Resignation for Good Reason shall be effective immediately upon receipt by Zomax of written notice of resignation or the date of receipt by Executive of the termination notice.  The date of termination of Executive’s employment for failure to extend his employment shall be the date on which the Initial Term or Extension Year ends.

d.                                      Anything in the Agreement to the contrary notwithstanding, if any payment or benefit of any type to or for the benefit of Executive by Zomax, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Zomax’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (the “Payments”), would, but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such Payment(s) shall be equal to the Greater Amount.  The “Greater Amount” shall be either (1) the largest portion of the Payment(s) that would result in no portion of the Payment(s) being subject to the Excise Tax or (2) the Payment(s) in full, whichever amount after taking into account all applicable federal, state and local taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment(s).  If a reduction in payments or benefits is necessary so that the Payment(s) equals the Greater Amount, reduction shall occur in the following order unless Executive elects in writing a different order:  reduction of cash payments; reduction of non-cash payments.

4.4.         Termination of Employment by Disability or Death.

a.                                       In the event of termination of Executive’s employment pursuant to Section 4.1(b) or 4.1(c), the Executive and/or his family (or Executive’s estate, as the case may be), shall be entitled to receive from Zomax the following:

(i)            Executive shall receive, within thirty (30) days after such termination, resignation, or end of the Initial Term or Extension Year without an extension, a lump sum payment in an amount equal to 1.5 times his Base Salary in effect on the effective date of such termination or resignation or as of the end of the Initial Term or Extension Year.  Zomax shall be entitled to deduct or withhold all taxes and charges which Zomax may be required to deduct or withhold therefrom.

(ii)           With respect to any outstanding stock options, SARS, restricted stock awards, performance share awards or other equity-based awards granted to Executive, all restrictions shall lapse immediately and such awards shall fully vest, all outstanding options and SARS will become exercisable immediately, and all performance share objectives shall be deemed to have been met.

(iii)          Executive and/or his family shall be entitled to continue participation in hospital and medical plans and programs of Zomax at Zomax’s expense for an eighteen (18) month period.  Thereafter, Zomax shall pay to Executive and/or his family the sum of $6,000 per year to be prorated for a partial year, during the period of disability or, if later, until Executive reaches age 62 or would have reached age 62 if he had survived; provided, that the first payment shall be payable on the day following the expiration of such eighteen (18) month period and any subsequent payments shall be payable on each anniversary of such day.

(iv)          Executive (or, in the event of his death, Executive’s estate or his designated beneficiary) shall be entitled to receive benefits under any other Company plan or program (to the extent Executive is vested) in accordance with the terms of such plan or program.  Should Executive’s employment terminate pursuant to Section 4.1(c), he shall be entitled to continued contributions under Zomax’s qualified profit sharing plan 401(k) to the extent permitted in said Plan.

(v)           Executive shall be entitled to payment in full, upon the effective date of termination, of all unpaid vacation allowances.

b.                                      The date of termination of Executive’s employment under the circumstances described in this Section 4.4 shall be the date Executive’s employment is terminated pursuant to Section 4.1(c) or the date of Executive’s death, as the case may be.

3.             Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year set forth above.

ZOMAX INCORPORATED:		EXECUTIVE:

By:	/s/ Anthony Angelini	/s/ Michael Miller
Its:	Chief Executive Officer	Michael Miller